Exhibit 10.2
[Name]

FORM OF

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (this “Performance Award Agreement”) is made and entered into as of [DATE OF GRANT] (the “Date of Grant”), by and between Health Net, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Recipient”).

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the "Board”) of the Company has approved the grant of a Performance Award, as hereinafter defined, to the Recipient as set forth below under the Company’s 2006 Long-Term Incentive Plan (the "Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Grant of Performance Shares. The Company hereby grants to the Recipient a right to receive a Performance Award denominated in shares of Common Stock, par value $.001 per share (the "Common Stock”), referred to hereinafter as “Performance Shares” payable only upon vesting, either as (1) shares of Common Stock, (2) a cash payment equal the Fair Market Value of the shares of Common Stock as of the Vesting Date (as defined below) or (3) a combination of Common Stock and cash, subject to all of the terms and conditions of this Performance Award Agreement. The actual number of shares of Common Stock (or cash payment in lieu of such shares) which may be earned by the Recipient, subject to the provisions of Section 2, are set forth in Appendix I. The determination as to whether the earned Performance Shares will be paid in the form of Common Stock, in the form of cash or in a combination of cash and Common Stock shall be made by the Board at or before the Vesting Date, in its sole discretion.

2. Lapse of Restrictions. Except as otherwise provided in Section 3 or 10 hereof, the Performance Shares shall vest according to the schedule in Appendix I on a date, which shall be as soon as practicable following the third anniversary of the Grant Date, upon which the Committee makes a determination (the “Vesting Date”) whether, as of the third anniversary of the Grant Date, the performance goals set forth on Appendix I hereto have been achieved, with the extent of such vesting to be determined in the manner set forth in such Appendix. Upon the Vesting Date, the Recipient shall pay to the Company the par value in cash for each share of Common Stock delivered pursuant to this grant, if and to the extent that the Committee has determined to pay the Performance Shares in the form of Common Stock. In the event of a payment in the form of Common Stock, shares that have become vested may be evidenced by stock certificates, at the request of the Recipient, which certificates shall be registered in the name of the Recipient and delivered to Recipient within ten (10) days of such request. If the Minimum Performance Levels (as defined on Appendix I) have not been achieved as of the Vesting Date, the unvested Performance Shares shall be forfeited without consideration upon the Vesting Date.

3. Termination of Employment.

(a) Except as otherwise set forth in Section 10, if prior to the Vesting Date, the Recipient’s employment with the Company is terminated by either the Recipient or the Company for any reason (a "Termination Event”) other than due to a Retirement (as defined below) which occurs on or following the second anniversary of the Date of Grant, then all of the Performance Shares shall be immediately forfeited at such time. If the Recipient’s employment with the Company is terminated due to Retirement prior to the Vesting Date, but on or following the second anniversary of the Date of Grant, then a portion of the Performance Shares not yet vested shall remain eligible to vest on the Vesting Date, which portion shall equal the total number of Performance Shares multiplied by a fraction, the numerator of which is the number of calendar days which have elapsed from the Date of Grant to the date of Retirement and the denominator of which is the number of calendar days from the Date of Grant until the Vesting Date (such portion, the “Eligible Performance Shares”). The portion of the Performance Shares which do not remain eligible to vest in accordance with the foregoing sentence shall be forfeited without consideration upon the date of Retirement. The Eligible Performance Shares which remain eligible to vest shall vest only of the Minimum Performance Levels are attained, and the extent of such vesting shall be determined in the manner set forth on Appendix I. For purposes hereof “Retirement” shall mean the Recipient’s voluntary termination of employment at or after the date upon which the Recipient has attained both age 55 and 10 years of continuous service with the Company.

(b) If the Recipient violates the terms of Section 4 of this Agreement (a “Breach Event”), in addition to being subject to all remedies in law or equity that the Company may assert, then at any time thereafter the Company, in its sole and absolute discretion, may, with respect to any Common Stock attributable to a Performance Share: (i) to the extent that the Common Stock is beneficially owned by the Recipient, reacquire from the Recipient, in return for an amount equal to the par value of the Common Stock which was paid by the Recipient to the Company as described in Section 2 above, any or all of the shares of such Common Stock; and (ii) to the extent that the Common Stock has been sold, assigned or otherwise transferred by the Recipient, recover from the Recipient an amount equal to the Gain Realized (as defined in Section 4 below) from such sale, assignment or transfer. In the event of (and to the extent of) a payment in the form of cash, the Company’s remedy under this Section 3(b) shall be to require the Recipient to repay to the Company an amount, in cash, equal to the gross amount of cash paid to the Recipient in respect of the Performance Shares paid in cash.

(c) Upon the occurrence of a Breach Event, the Company may elect to purchase all or any portion of the Common Stock pursuant to this Section 3 (or require the Recipient to repay to the Company an amount in cash, as set forth in Section 3(b)) by delivery of written notice (the "Repurchase Notice”) to the Recipient within ninety (90) days after the occurrence of such Breach Event.

4. Employment/Association with Company Competitor. The Recipient hereby agrees that, during (i) the six-month period following a termination of the Recipient’s employment with an Employer that entitles the Recipient to receive severance benefits under an agreement with or the policy of the Company or (ii) the twelve-month period following a termination of the Recipient’s employment with an Employer that does not entitle the Recipient to receive such severance benefits (the period referred to in either clause (i) or (ii), the “Noncompetition Period”), the Recipient shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below), where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon the Recipient to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any Subsidiary to which the Recipient had access during the Recipient’s employment with the Employer. In addition, the Recipient agrees that, during the Noncompetition Period applicable to the Recipient following termination of employment with the Employer, the Recipient shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its Subsidiaries during the 12 month period prior to the date of such termination of employment, to discontinue his or her relationship with the Company or any of its Subsidiaries or to accept employment by, or enter into a business relationship with, the Recipient or any other entity or person. In the event that the Recipient breaches the covenants set forth in this first paragraph of Section 4, it shall be considered a Breach Event under Section 3 above.

For purposes of this Section 4: “Gain Realized” shall equal the difference between (x) the par value paid by the Recipient for the Common Stock issued in respect of the Performance Shares and (y) the greater of the Fair Market Value (as defined in the Plan) of the Common Stock issued in respect of the Performance Shares (I) on the date of transfer of such Common Stock or (II) on the date such competitive activity with a Competitor was commenced by the Recipient; and "Competitor” shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any Subsidiary.

It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section 4 are unreasonable (including, but not limited to, the definition of Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

The Recipient acknowledges that the services to be rendered by the Recipient to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by the Recipient of any of the provisions contained in this Section 4 will cause the Company irreparable injury. Recipient therefore agrees that the Company may be entitled, in addition to the remedies set forth above in this Section 4 and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Recipient from any such violations or threatened violations.

5. No Rights as a Stockholder. The Recipient shall not be entitled to dividends, if any, that are paid with respect to the shares of Common Stock unless and until the Performance Shares have vested and shares of Common Stock have been delivered with respect thereto. Recipient shall also not have the right to vote any shares subject to the Performance Shares unless and until the Performance Shares shall have vested and shares of Common Stock have been delivered with respect thereto.

6. Notices. Any notice or communication given hereunder shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the following addresses:

To the Recipient at:	[NAME]
[ADDRESS]
To the Company at:	Health Net, Inc. 21650 Oxnard Street Woodland Hills, California 91367 Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Common Stock from the Recipient to another party, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended from time to time (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, the Company may require as a condition of transfer of any shares to the Recipient that the Recipient furnish a written representation that he or she is holding the shares for investment and not with a view to resale or distribution to the public. In the event that Common Stock is delivered in respect of the Performance Shares, the Company either has or will file an appropriate Registration Statement on Form S-8 (or other applicable form), and has taken or will take such actions as necessary to keep the information therein current from time to time, in order to register the Common Stock under the Securities Act and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and to maintain the effectiveness of such registration.

8. Protections Against Violations of Performance Award Agreement. This Performance Award Agreement is not transferable, other than by will or pursuant to the laws of descent and distribution.

9. Taxes. The Recipient understands that he or she (and not the Company) shall be responsible for any tax obligation that may arise as a result of the transactions contemplated by this Performance Award Agreement and shall pay to the Company, in any method as set forth in Section 8.6 of the Plan, the amount determined by the Company to be such tax obligation at the time such tax obligation arises. If the Recipient fails to make such payment, the number of shares necessary to satisfy the tax obligations shall be forfeited.

10. Change in Control. Notwithstanding the provisions of Section 3 hereof, in the event that there shall occur a Change in Control (as defined in the Plan), each Performance Share shall become fully vested immediately upon the occurrence of the Change in Control at the mid-value level of achievement. Notwithstanding anything in the Plan or this Performance Award Agreement to the contrary, there shall be no acceleration of the vesting or payment of the Performance Shares if such accelerated vesting would cause the Performance Shares to fail to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

11. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Performance Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12. Governing Law. This Performance Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

13. Amendments. This Performance Award Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto, and approved by the Committee. The Board may terminate or amend the Plan at any time; provided, however, that the termination or any modification or amendment of the Plan shall not, without the consent of the Recipient, affect the rights of the Recipient under this Performance Award Agreement.

14. Survival of Terms. This Performance Award Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15. Agreement Not a Contract for Services; Rights to Terminate Employment. Neither the grant of the Performance Share, this Performance Award Agreement nor any other action taken pursuant to this Performance Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company and/or the Employer for any period of time or at any specific rate of compensation. Nothing in the Plan or in this Performance Award Agreement shall confer upon the Recipient the right to continue in the employment of an Employer or affect any right which an Employer may have to terminate the employment of the Recipient. The Recipient specifically acknowledges that the Employer intends to review the Recipient’s performance from time to time, and that the Company and/or the Employer has the right to terminate the Recipient’s employment at any time, including a time in close proximity to the Vesting Date, for any reason, with or without cause. The Recipient acknowledges that upon his or her termination of employment with an Employer for any reason (other than as set forth above with respect to Retirement), then all Performance Shares not yet vested shall be immediately forfeited at such time.

16. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with this Performance Award Agreement or the Performance Shares. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Performance Shares, the Plan or this Performance Award Agreement shall be final, binding and conclusive.

17. Failure to Execute Agreement. This Performance Award Agreement and the Performance Shares granted hereunder is subject to the Recipient returning a counter-signed copy of this Performance Award Agreement to the designated representative of the Company on or before 60 days after the date of its distribution to the Recipient. In the event that the Recipient fails to so return a counter-signed copy of this Agreement within such 60-day period, then this Performance Award Agreement and the Performance Shares granted hereunder shall automatically become null and void and shall have no further force or effect. Electronic acceptance of this Performance Award Agreement shall constitute an execution of the Performance Award Agreement by the Recipient and a return of the counter-signed copy to the Company.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Performance Award Agreement on the day and year first above written.

Health Net, Inc.

Name:

Title: President and Chief Executive Officer

THE UNDERSIGNED RECIPIENT HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT HE/SHE IS AN EMPLOYEE AT WILL AND MAY BE TERMINATED BY THE EMPLOYER AT ANY TIME, WITH OR WITHOUT CAUSE.

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Performance Award Agreement and to all the terms and provisions of the Health Net, Inc. 2006 Long-Term Incentive Plan, as amended to date, incorporated by reference herein.

Recipient:

[NAME]

APPENDIX I

PERFORMANCE GOALS